Exhibit 99.09

Pazoo, Inc. Announces the Introduction of a New Mobile Investor Application to Improve Shareholder Communications

CEDAR KNOLLS, N.J., April 10, 2013 /PRNewswire/ -- Pazoo, Inc., (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce that it has launched the new Mobile IR Application (App) technology to deliver important company information and data directly to shareholder smartphones and mobile electronic devices.  The IR App will automate the delivery of real-time stock pricing information, press releases, SEC filings, corporate documents, videos and more.  The IR App can be downloaded for free to any smartphone or mobile electronic device and will allow the investor to configure the receipt of data to their own specifications.  The App will give the investor a wealth of corporate information at their finger-tips anytime anywhere.

Download the Pazoo IR App by going to the iPhone APP Store and type in Pazoo in the search bar. The Pazoo APP will come right up and be ready for immediate download for free. In the next few weeks the APP will be available on AnDroid platforms as well.

Investors;

●	Receive important company information instantaneously
●	Push notification eliminates the need for continuous desktop prompting
●	Never miss important information
●	Receive real time price quotes and control which information is pushed to the phone
●	Enables access to documents and content offline
●	One click access from investor phones to the company

David M. Cunic, CEO of Pazoo, Inc., stated, "We are delighted to be at the forefront of offering our investors an important tool to keep up with company data and information instantaneously.  After exploring mobile app technology we are pleased to have partnered with Equisolve to develop and maintain our IR App."

The Equisolve Mobile App will allow the company to:

●	Improve shareholder communication, transparency and investor outreach
●	Provide investors with time sensitive communication in a dynamic way
●	Automate investor awareness
●	Develop novel IR campaigns utilizing automation
●	Create exposure by positioning the company as an innovator

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

About Equisolve, Inc.:

Founded in 2006 and serving more than 200 clients, Equisolve is the leading provider of website and mobile solutions to public companies.  Equisolve transforms the online presence of a public company into a powerful tool to attract and retain investors and drive sales.  Our proprietary CMS platform uniquely combines the management of the corporate website, IR website, mobile investor relations apps, and social media, allowing Equisolve to cost-effectively manage, market and measure a successful online presence from IR effectiveness through sales. With 33 server locations in 13 countries, Equisolve's world-class infrastructure provides a fast, reliable and secure platform to meet the needs of any company.  For more information visit www.equisolve.com

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email:  Investor@Pazoo.com

SOURCE Pazoo, Inc.

Released April 10, 2013